Exhibit 10.3

Summary of Long-Term Incentive Compensation Plan for 2005

The Company’s Long-Term Incentive Compensation Plan for fiscal 2005 (the “Incentive Plan”) establishes a long-term incentive award payable to the employees of the Company participating in the Incentive Plan. Under the terms of the Incentive Plan, each participant has the opportunity to receive restricted stock equal in value to the amount of the annual bonus earned by such participant for 2005 under the Company’s Management Incentive Compensation Plan (the “Annual Bonus Plan”).

The Incentive Plan provides for grants of restricted stock from the Frontier Oil Corporation Restricted Stock Plan (the “Plan”), which will be made in early 2006 following the anticipated February 2006 meeting of the Company’s board of directors. The number of shares of restricted stock that will be granted to a participant will be determined by dividing the amount of such participant’s 2005 bonus earned under the Annual Bonus Plan by the average closing price of the Company’s common stock during December and January immediately prior to the date of grant. Such restricted stock will become 100% vested on January 1, 2008 (except as set forth below).

A participant will remain eligible to receive shares of restricted stock when they are granted in early 2006 even in the event (i) that such participant is eligible to retire and does retire in fiscal 2005 with the approval of the Compensation Committee (the “Committee”) of the Board of Directors or (ii) of such participant’s death or disability in fiscal 2005. In such events, the number of shares of restricted stock granted will be equal in value to the amount of the actual bonus that such participant would have been entitled to receive under the Annual Bonus Plan divided by the average closing price of the Company’s common stock during December and January immediately prior to the date of grant.

In the event a participant’s employment is terminated because of death or disability, vesting of such participant’s restricted stock will be accelerated 100% upon the later of (i) termination of a participant’s employment for such reason and (ii) the date of grant.

In the event that a participant’s employment is terminated because of retirement, such participant’s restricted stock will vest on January 1, 2008 in a pro rata amount based on the number of months between January 1, 2005 and January 1, 2008 that such participant was employed by the Company prior to retirement, and the remaining balance of the restricted stock granted under the Incentive Plan will be cancelled and not vest. Notwithstanding the foregoing, the Committee retains the discretion to increase the amount of restricted stock a participant is entitled to retain upon such participant’s retirement.

Restricted stock granted to a participant will be forfeited if such participant terminates employment for any reason other than retirement, death or disability prior to vesting.

In the event of a “change in control” (as defined in the Plan) during fiscal 2005, the number of shares of restricted stock granted to a participant (i) will be based on the “Target Bonus” for such participant set forth in the Annual Bonus Plan divided by the average closing price of the Company’s common stock during the 60 calendar days immediately prior to the date of the “change in control,” (ii) will be prorated based on the number of months during 2005 that such participant was employed by the Company prior to the “change in control” and (iii) will be granted to such participant immediately prior to the “change in control.” Restricted stock granted to a participant at any time under the Incentive Plan will vest upon a “change in control.” Notwithstanding the foregoing, if a participant receives severance benefits under an employment agreement, if any, as a result of a “change in control,” then such participant will not be entitled to receive any shares of restricted stock under the Incentive Plan, and all restricted stock granted under the Incentive Plan will be cancelled and not vest.

Grants of restricted stock will be subject to the terms of the Plan when they are made.